Exhibit (e)

Rule 466 Certification

The depositary, Citibank, N.A., represents and certifies the following:

1.

That it previously had filed a registration statement on Form F-6 (Registration No. 333-227277), which the U.S. Securities and Exchange Commission declared effective, with terms of deposit identical to the terms of deposit of this Form F-6 Registration Statement except for (i) the shares represented by American Depositary Shares, and (ii) the name of the issuer of such shares; and

2.	That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

CITIBANK, N.A., as Depositary

By:	/s/ Rosemary Asafo-Adjei
Name: Rosemary Asafo-Adjei Title: Attorney-in-Fact

Ex (e)-1